As filed with the Securities and Exchange Commission on January 25, 2022

Registration No. 333-260487

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Casper Sleep Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-3987647
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Three World Trade Center 175 Greenwich Street, Floor 40 New York, New York	10007
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (347) 941-1871

Emilie Arel
President and Chief Executive Officer
Casper Sleep Inc.
Three World Trade Center
175 Greenwich Street, Floor 40
New York, New York 10007
(347) 941-1871
(Name, address and telephone number of agent for service)

With copies to:

Marc D. Jaffe, Esq.
Ian D. Schuman, Esq.
Adam J. Gelardi, Esq.
Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
(212) 906-1200

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☒	Non-Accelerated Filer	☐
Smaller Reporting Company	☐	Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

RECENT EVENTS: DEREGISTRATION

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Casper Sleep Inc. (the “Company”), removes from registration all of the unsold securities registered under the shelf Registration Statement on Form S-3 (Registration Number 333-260487) filed by the Company with the U.S. Securities and Exchange Commission on October 25, 2021 (the “Registration Statement”), pertaining to the registration of up to $150,000,000.00 aggregate principal amount of common stock, preferred stock, warrants, units and debt securities of the Company as may from time to time be offered via a prospectus supplement.

On January 25, 2022, pursuant to an Agreement and Plan of Merger, dated as of November 14, 2021, by and among the Company, Marlin Parent, Inc., a Delaware corporation (“Parent”), and Marlin Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”). As a result of the Merger, the Company is terminating all offerings of its securities pursuant to the Registration Statement. The Company, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all shares of its securities registered but unsold under the Registration Statement as of the date hereof. This filing is made in accordance with the undertakings made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that were registered but which remain unsold at the termination of the offering. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, State of New York, on the 25th day of January, 2022.

CASPER SLEEP INC.

By:	/s/ Michael Monahan
Name:	Michael Monahan
Title:	Chief Financial Officer and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.